Exhibit 10.13

SEPARATION AGREEMENT AND RELEASE

THIS SEPARATION AGREEMENT AND RELEASE is made on September 4, 2019.

BETWEEN:

TRILOGY METALS INC.

(“Trilogy”)

AND:

RICK VAN NIEUWENHUYSE

(the “Employee”)

WHEREAS:

A.	The Employee is currently employed by Trilogy as its President and Chief Executive Officer;

B.	Trilogy and the Employee have reached a mutual decision to end the Employee’s employment with Trilogy effective the date agreed upon herein; and

C.	The Employee and Trilogy (collectively, the “Parties”) have reached an agreement to fully and finally settle any matters in relation to the Employee’s employment and the termination of that employment including any disputes regarding the Employee’s entitlement to payment or benefits upon such termination on the terms and conditions set out in this Separation Agreement and Release.

NOW, THEREFORE, IN CONSIDERATION OF THE MUTUAL PROMISES AND COVENANTS CONTAINED HEREIN:

1.	The Parties acknowledge and agree as follows:

(a)	The Employee shall tender his written resignation as an employee, officer and director of Trilogy and all subsidiaries of Trilogy effective September 4, 2019 (the “Resignation Date”).

(b)	Trilogy shall pay to the Employee his regular base salary up to the Resignation Date.

(c)	Trilogy shall pay to the Employee any accrued but unused vacation pay up to the Resignation Date.

(d)	Trilogy and the Employee shall enter into a consulting services agreement, in the form attached as Schedule “A” to this Separation Agreement and Release, that shall commence on September 4, 2019 and terminate on January 31, 2020 (the “Consulting Period”).

(e)	Any stock options granted to the Employee under Trilogy’s Equity Incentive Plan which are vested as of the Resignation Date may be exercised up to the earlier of (i) six (6) months’ following the end of the Consulting Period or (ii) the expiration date stated on the option.

(f)	Any stock options granted to the Employee under Trilogy’s Equity Incentive Plan which are unvested as of the Resignation Date shall remain eligible for vesting during the Consulting Period in accordance the vesting schedule stated on the option and, if vested, may be exercised up to the earlier of (i) six (6) months’ following the end of the Consulting Period or (ii) the expiration date stated on the option.

(g)	Any unvested restricted share units granted under Trilogy’s Restricted Share Unit Plan that become Vested Share Units prior to the end of the Consulting Period shall be paid out to the Employee. Any other unvested Restricted Share Units shall be void as of the last day of the Consulting Period.

(h)	Trilogy shall reimburse the Employee for any properly incurred business expenses submitted with appropriate documentation in accordance with Trilogy’s expense reimbursement policies up to the Resignation Date.

(i)	Subject to the terms of the applicable plan, Trilogy shall continue the Employee’s health benefit coverage until the Resignation Date.

(j)	Trilogy shall consult with the Employee with regards to the form of press release to be issued by Trilogy announcing the Employee’s resignation and subsequent consulting arrangement.

2.          The Employee agrees that as a condition of this Separation Agreement and Release, he shall not directly or indirectly acquire any property, or an interest in any entity or become an officer, director, employee or advisor (other than providing general advice to his significant other in an informal and private manner) to any entity that holds property, in the “Area of Interest” as that term is contemplated in Trilogy’s agreements with South 32 USA Exploration Inc. and Nana Regional Corporation Inc. for a period of twelve (12) months from the Resignation Date. The obligations set out in this section 2 are in addition to the obligations set out in section 4.9 of the Employee’s employment agreement with Trilogy, which survive the termination of his employment.

3.          The Employee acknowledges and reaffirms that he remains bound by the Confidentiality and Non-Disclosure provisions set out in section 4 of his current employment agreement with Trilogy and that the obligations set out therein survive the termination of his employment with Trilogy for any reason.

4.          The Employee further acknowledges and reaffirms section 5 of his employment agreement and agrees that, other than as set out below, all Trilogy property in physical or digital form has been returned to Trilogy as of the Resignation Date. Trilogy agrees that the Employee may retain the computer he was using at the Resignation Date provided that the Employee agrees that Trilogy may first delete all Trilogy documents, records and confidential information from that computer.

5.          The Employee also covenants and agrees that he will not for a period of six months from the Resignation Date sell or otherwise dispose of any of his shares in Trilogy without the consent of the Board of Directors of Trilogy. Trilogy agrees that this covenant shall not apply to the sale or disposition of shares for the purpose of offsetting tax consequences arising from the exercise of any options or RSUs and the Employee agrees to work reasonably and collaboratively with Trilogy to identify a buyer of these shares.

6.          In consideration of Trilogy entering into this Separation Agreement and Release and other good and valuable consideration (as more particularly described in paragraph 1 above), the Employee hereby remises, releases and forever discharges Trilogy, its affiliated companies, and as applicable all of their respective officers, directors, partners, shareholders, employees, agents, successors, administrators, executors, heirs and assigns of and from any and all actions, causes of action, suits, debts, dues, accounts, costs, legal costs, contracts, claims and demands of every nature or kind, statutory or otherwise, including any claims made pursuant to the Employment Standards Act (BC), the Human Rights Code (BC) or any similar applicable legislation, which the Employee, and, as applicable, the Employee’s agents, successors, administrators, executors, heirs and assigns now have or at any time hereafter can, shall or may have in any way arising or resulting from any cause, matter, or anything whatsoever existing up to and including the present time with respect to the Employee’s employment with Trilogy, the termination of that employment and the termination of any benefits. This release includes but is not limited to: wrongful or tortious termination; constructive discharge; implied or express employment contracts and/or estoppel; discrimination and/or retaliation under any federal, state or local statute or regulation, specifically including any claims the Employee may have under the Fair Labor Standards Act, the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e, et seq., as amended, the Genetic Information Nondiscrimination Act of 2008; the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, 29 U.S.C. § 621, et seq., Section 1981 of U.S.C. Title 42, the Equal Pay Act, the Family and Medical Leave Act, the Corporate and Criminal Fraud Accountability Act of 2002, 18 U.S.C. § 1514A, also known as the Sarbanes-Oxley Act, the Rehabilitation Act of 1973, 29 U.S.C. § 703, et seq., Executive Orders 11246 or 11141, the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001, et seq., the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, et seq., and COBRA, 29 U.S.C. 1161, et seq.; Alaska Human Rights Act, Alaska Stat. §§ 18.80.010-18.80.300; Alaska Stat. 47.30.865; any claims brought under any federal, state, or local statute or regulation for non-payment of wages or other compensation, including expense reimbursements and/or bonuses due after the Resignation Date, stock grants or stock options; and libel, slander, or breach of contract other than the breach of this Separation Agreement and Release. This Separation Agreement and Release specifically excludes claims, charges, complaints, causes of action or demand that post-date the Resignation Date, and that are based on factual allegations that do not arise from or relate to the Employee’s present employment with or termination from Trilogy. Nothing in this Separation Agreement and Release shall be construed to prohibit the Employee from filing a charge or complaint, including a challenge to the validity of the waiver provision of this Agreement, with the Equal Employment Opportunity Commission or Securities and Exchange Commission, or participating in any investigation conducted by the Equal Employment Opportunity Commissions, or the Securities and Exchange Commission. However, the Employee has waived any right to monetary relief, including monetary relief pursuant to Section 21F of the Securities and Exchange Act.

7.          Nothing in this Separation Agreement and Release shall prevent the Employee from making a claim for indemnity pursuant to any directors and officer’s liability insurance pursuant to the terms and conditions of any such insurance policy in relation to any third-party claim made against the Employee. For greater certainty, neither section 7 or 8 of this Separation Agreement and Release prevents Trilogy from bringing a claim, including a claim for damages, against the Employee and/or others in relation to the acquisition of the Sun or Smucker claims by Valhalla Metals Inc. and/or Valhalla Mining LLC or the Employee’s engagement in any way with Valhalla Metals Inc. and/or Valhalla Mining LLC in relation to those claims.

8.          Subject to section 7 above, Trilogy agrees that is shall not be entitled to recover, or avoid making payment of, the consulting fees payable to the Employee pursuant to the consulting services Agreement attached a Schedule “A” hereto, or, terminate or claw back any stock options or restricted share units currently held by the Employee, including in any legal claim brought against the Employee. For greater certainty, section 8 of this Separation Agreement and Release is not intended to prevent Trilogy from indirectly recovering payment made to the Employee by executing on any court judgment it may obtain against him.

9.          The Parties agree that the terms of this Separation Agreement and Release shall not constitute nor be deemed to be an admission of liability by any party in respect of any claim which the other party hereto presently has or hereafter can, shall or may have and any such liability by that party is in fact expressly denied. The terms of this Separation Agreement and Release are contractual and not merely a recital.

10.        Employee further agrees that he will not make any claim or take any proceedings against any other person or corporation who might claim contribution or indemnity from Trilogy in respect of the subject matter of this Separation Agreement and Release.

11.       This Separation Agreement and Release is binding on the heirs, executors, administrators, agents and assigns of both Parties and enures to the benefit, as applicable, of the officers, directors, shareholders, employees, agents, successors, administrators and assigns of the other party and its respective subsidiaries.

12.       The Employee acknowledges that Trilogy will need to file a copy of this Separation Agreement and Release and include a summary of the terms of this Separation Agreement and Release in its public disclosure documents. The Employee understands and agrees that other than those terms included in the public disclosure documents, the Employee will not disclose, except only in the necessary conduct of his business, to his legal and financial advisors, immediate family members or unless required to do so by law, the terms of the settlement between the Employee and Trilogy.

13.        It is further understood and agreed that the Employee will not make any derogatory or disparaging public statements concerning Trilogy, its affiliates, its contractual counterparties and potential business partners or any of their respective officers, directors or employees or concerning any relationship the Employee had with Trilogy or any of its subsidiaries, the contractual counterparties or any of their respective officers, directors or employees.

14.        It is further agreed that no officer or director of Trilogy will make any derogatory or disparaging statement about the Employee. Notwithstanding the foregoing, nothing in this Separation Agreement and Release shall be construed to preclude truthful disclosures by officers or directors of Trilogy within any document or evidence prepared, filed or given in any legal proceedings or in response to lawful process as required by applicable law, regulation or order, directive or request of a court, governmental agency or regulatory organization.

15.        It is further understood and agreed that the Employee hereby represents and declares that the Employee executes this Separation Agreement and Release as the Employee’s own free act for the consideration set forth herein (and has not been influenced to any extent whatsoever in executing this Separation Agreement and Release by any representations or statements made by Trilogy, or by any person on behalf of Trilogy) and that the Employee has read this Separation Agreement and Release and has taken independent legal advice as to its terms and the Employee acknowledges that Trilogy relies on this representation and declaration.

16.        This Separation Agreement and Release is subject to and conditional on the approval of the Board of Directors of Trilogy.

17.        This Separation Agreement and Release is governed by and construed in accordance with the laws of the province of British Columbia and the federal laws of Canada applicable therein, which shall be deemed to be the proper law hereof. The partiers hereto submit to the jurisdiction of the courts of British Columbia.

18.        Nothing in this Separation Agreement and Release shall be considered to modify the Equity Incentive Plan or the Restricted Share Unit Plan, or Trilogy’s rights under any of these plans.

19.        The Parties hereto agree that this Separation Agreement and Release, the Consulting Agreement attached as Schedule “A” hereto and the surviving terms of the Employee’s employment agreement with Trilogy, contain the entire agreement between the Parties.

THE EMPLOYEE ACKNOWLEDGES AND AGREES THAT THE EMPLOYEE HAS CAREFULLY READ AND VOLUNTARILY SIGNED THIS AGREEMENT, THAT THE EMPLOYEE HAS HAD AN OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF THE EMPLOYEE’S CHOICE, AND THAT THE EMPLOYEE SIGNS THIS AGREEMENT WITH THE INTENT OF RELEASING TRILOGY AND ITS OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS FROM ANY AND ALL CLAIMS.

IN WITNESS WHEREOF the Parties have hereunto set their hands as of the date first above written.

TRILOGY METALS INC.

Per:	/s/ Janice A. Stairs
Authorized Signatory

SIGNED, SEALED AND DELIVERED in	)
the presence of:	)
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/s/ Caitlin Ehman	)	/s/ Rick Van Nieuwenhuyse
Witness	)	RICK VAN NIEUWENHUYSE
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